UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		May 23, 2013

HYSTER-YALE MATERIALS HANDLING, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-54799	34-1637659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, SUITE 300, CLEVELAND, OHIO		44124-4069
(Address of principal executive offices)		(Zip code)

(440) 449-9600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.
On May 23, 2013 (the "Agreement Date"), NACCO Materials Handling Group Brasil Ltda. ("NMHG Brasil"), an indirect, wholly owned subsidiary of Hyster-Yale Materials Handling, Inc. ("Hyster-Yale"), entered into an agreement (the "Agreement") with Synergy Empreendimentos E Participacoes Ltda. ("Synergy"). Under the terms of the Agreement, NMHG Brasil intends to sell real estate and an operating facility in Sao Paulo, Brazil to Synergy for an aggregate purchase price of 42,500,000 Brazilian reais ("R$") (approximately U.S.$20.8 million at a conversion rate of U.S.$1.00 to R$2.04, as of the Agreement Date), subject to certain conditions. These conditions include the satisfactory completion of certain due diligence and the remediation of certain environmental conditions present on the land. Under the terms of the Agreement, NMHG Brasil's maximum liability to Synergy for environmental remediation and other related claims to Synergy with respect to the liabilities retained by NMHG Brasil following the sale is R$2,000,000 (approximately U.S.$1.0 million at a conversion rate of U.S.$1.00 to R$2.04, as of the Agreement Date). The sale of the land and facility is expected to be completed on July 22, 2014, or such earlier date as the parties may agree (the "Sale Date").
The proceeds from the sale of the land and facility are expected to be paid in three installments: 1) R$21,0000,000 (the "Upfront Payment") (approximately U.S.$10.3 million at a conversion rate of U.S.$1.00 to R$2.04, as of the Agreement Date) on the Agreement Date; 2) R$2,000,000 (approximately U.S.$1.0 million at a conversion rate of U.S.$1.00 to R$2.04, as of the Agreement Date), which will be deposited into an escrow account at the Sale Date, subject to release to NMHG Brasil upon conclusion of certain environmental remediation; and 3) R$19,500,000 (approximately U.S.$9.5 million at a conversion rate of U.S.$1.00 to R$2.04, as of the Agreement Date) on the Sale Date. As of March 31, 2013, the net book value of the land and operating facility of NMHG Brasil was approximately R$600,000 (approximately U.S.$0.3 million at a conversion rate of U.S.$1.00 to R$2.04, as of the Agreement Date). Any gain on the sale of real estate and facility by NMHG Brasil is expected to be recorded at the Sale Date for financial reporting purposes, but as of the Agreement Date for income tax reporting purposes.
Following the Sale Date, NMHG Brasil, at its option, may lease the facility from Synergy for a period of up to twelve months for a rental fee of R$350,000 per month. NMHG Brasil and Synergy may also agree to an additional rental period after the initial twelve months. For this additional rental period, the rental fee will be subject to an indexed rate.
Upon certain circumstances, the Agreement can be terminated by either NMHG Brasil or Synergy. In the event of termination by Synergy due to the inability of NMHG Brasil to comply with the terms of the Agreement, Synergy will generally be entitled to receive a payment from NMHG Brasil of 2% of the aggregate purchase price under the Agreement and the return of the Upfront Payment. In the event of termination by Synergy due to NMHG Brasil's refusal to execute the deed for the property, NMHG Brasil will return the Upfront Payment and in addition will pay to Synergy an amount equal to 25% of the Upfront Payment. In the event of termination due to the failure of Synergy to meet its obligations under the Agreement, NMHG Brasil will generally be entitled to retain 25% of the Upfront Payment and must return the remainder of the Upfront Payment to Synergy.
In addition, NMHG Brasil expects to incur brokerage fees related to the sale of the real estate and facility of R$1,500,000 (approximately U.S.$0.7 million at a conversion rate of U.S.$1.00 to R$2.04, as of the Agreement Date).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 29, 2013		HYSTER-YALE MATERIALS HANDLING, INC.

		By:	/s/ Kenneth C. Schilling
Name: Kenneth C. Schilling
Title: Vice President and Chief Financial Officer